Exhibit 5.1

                           WINTHROP & WEINSTINE, P.A.
                            3000 Dain Bosworth Plaza
                              60 South Sixth Street
                          Minneapolis, Minnesota 55402

                                  June 6, 1996


Zytec Corporation
7575 Market Place Drive
Eden Prairie, Minnesota 55344

Re:  Registration Statement on Form S-3

Gentlemen:

We have acted as legal counsel for Zytec Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 2,572,000 shares of common stock, no par value, of the Company (the "Common Stock"), including (a) 2,000,000 shares to be sold by the Company, (b) 272,000 shares to be sold by the Selling Shareholders named in the Registration Statement and (c) 300,000 shares subject to the Underwriters' over-allotment option.

In connection therewith, we have examined, among other things, (i) the Articles of Incorporation and Bylaws of the Company, both as amended to date; (ii) the corporate proceedings of the Company relative to its organization and to the authorization and issuance and the shares of Common Stock to be sold by the Company pursuant to the Registration Statement; (iii) the Registration Statement and the Prospectus included as a part thereof; and (iv) the form of Underwriting Agreement included as an exhibit to the Registration Statement (the "Underwriting Agreement"). In addition to such examination, we have reviewed such other proceedings, documents, and records and have obtained from the Company or its officers such additional information as we deem necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that:

1. The Company has been legally incorporated and is validly existing under the laws of the State of Minnesota.

2. All necessary corporate action has been taken by the Company to authorize the issuance of (a) the 2,000,000 shares of Common Stock to be issued by the Company, and (b) up to an additional 300,000 shares of Common Stock issuable by the Company upon the exercise of the Underwriters' over-allotment option.

3. The 2,000,000 shares of Common Stock to be issued by the Company and the 300,000 shares of Common Stock issuable by the Company upon the exercise of the Underwriters' over-allotment option are validly authorized by the Company's Articles of Incorporation and, when issued, delivered and paid for in accordance with the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

BY -

     Eric O. Madson